EXHIBIT 4.1


                                    AGREEMENT

      THIS AGREEMENT is made and entered into by and among US Data Authority, Inc. (the "Company") and Centro Inmobiliario RyC, S.L., a limited liability company organized under the laws of the Kingdom of Spain ("Centro"), MAPET International Foundation, Inc., a non-profit company organized under the laws of the State of Florida, Frontier Star, S.L., a limited liability company organized under the laws of the Kingdom of Spain, INVERFAPE, S.A., a limited liability company organized under the laws of Dominican Republic, and Jesus Guirau, S.L., a limited liability company organized under the laws of the Kingdom of Spain (collectively, the "Other Investors").

      Reference is hereby made to the certain Investors Questionnaire and Subscription Agreement, dated as of February 28, 2002, as modified by Addendum No. 1, dated as of April 17, 2002, by and among the Company, Centro and the Other Investors (the "Subscription Agreement"). All terms not defined herein shall have the meaning given to them in the Subscription Agreement.

                                    RECITALS:

A. The Closing Date did occur on April 29, 2002, and, since such date, the Company has received $890,000 of the first $1,000,000 installment due under the Subscription Agreement, with another $110,000 being retained in escrow and intended to be made available to the Company to achieve a settlement with the Internal Revenue Service;

B. Since the Closing Date, the Company and the other parties to the Subscription Agreement have had differences of opinion regarding the degree to which the Company's data storage product has been fully developed; and

C. The parties to the Subscription Agreement have resolved such differences of opinion and, in light of such resolution, wish to modify certain of the terms of the Subscription Agreement and effect a release of the Company from any claims arising from such difference of opinion.

      NOW, THEREFORE, in consideration of the mutual covenants contained herein and agreeing to be legally bound hereby, the parties agree as follows:

I.    The Subscription Agreement shall be amended as provided below:

      1. The introductory clause on page 1 shall be eliminated in its entirety and replaced with the following:

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Gentlemen:

      The undersigned, Centro Inmobiliario RyC, S.L., a limited liability company organized under the laws of the Kingdom of Spain ("Centro"), wishes to purchase a total of 20,000,000 shares of Common Stock ("Common Stock"), $.02 par value of US Data Authority, Inc. (the "Company") and 20,000,000 Series A Preferred Stock, $1.00 par value ("Preferred") shares, of the Company (collectively, the "Shares") for USD $2,000,000 ($0.10 per share) and USD $6,900,000 ($0.345 per share), respectively, and to assign certain of the Shares to the following assignees: (a) MAPET International Foundation, Inc., a non-profit company organized under the laws of the State of Florida - 7,500,000 shares of Common Stock and 7,500,000 shares of Preferred Stock; (b) Frontier Star, S.L., a limited liability company organized under the laws of the Kingdom of Spain -- 2,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock; (c) INVERFAPE, S.A., a limited liability company organized under the laws of Dominican Republic -- 2,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock; and (d) Jesus Guirau, S.L., a limited liability company organized under the laws of the Kingdom of Spain - 1,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. The $8,900,000 aggregate subscription price shall herein be called the "Consideration" or the "Aggregate Purchase Price." Centro and the assignees referred to above shall herein collectively be called the "Investors."

2. The reference in Section 1(c) to "$18,400,000" shall be replaced with "$8,900,000."

3. Section II. A. Payment for the Shares shall be deleted in its entirety and replaced with the following:

      "II. A. Payment for the Shares. Centro shall and hereby does agree and obligate itself to purchase and the Company shall sell the Shares as follows. An Investment Distribution Committee shall be established consisting of three individuals: (i) the CEO of the Company; (ii) the Controller of the Company; and
(iii) an authorized representative of Centro. Upon a unanimous written request of the Investment Distribution Committee members (the "Distribution Notice"), Centro shall pay directly, or cause payment through another entity, to the Company the amount set forth in the Distribution Notice (each a "Payment") on the date set forth in the Distribution Notice (each a "Payment Date"). Payment shall be made by wire transfer on the Payment Date pursuant to wire transfer instructions provided by the Company. One or more such Distribution Notices may be given from time to time; provided, however, that the total of such Payments does not exceed the Aggregate Purchase Price. In no event shall the date for payment set forth in any Distribution Notice be less than five (5) business days from the date of delivery of the Distribution Notice. All Distribution Notices and corresponding Payments hereunder shall be made within nine (9) months of the date hereof regardless whether the Aggregate Purchase Price has been paid. Upon expiration of said nine (9) month period, Centro shall pay directly, or cause payment to be made through another entity, to the Company an amount calculated as the difference, if any, between the total Payments made and the Aggregate Purchase Price (the "Final Payment").

      Within two (2) business days after receipt of each Payment by the Company, including the Final Payment, the Company shall deliver to Centro and the Other Investors, pursuant to their pro-rata percentages set forth in Section II. C hereof, Shares representing the amount of the Payment or the Final Payment, as the case may be, received at the per share price set forth in the introductory paragraph hereof. Title to such Shares shall transfer at that time. The parties agree that the Preferred shares shall be first transferred hereunder, followed by transfer of the Common Stock.

      Notwithstanding the foregoing, Centro and the Other Investors acknowledge that the Company is not currently authorized to issue the entire 20,000,000 shares of Common Stock but that the Company shall seek approval from its shareholders for such authorization within four (4) months of the date hereof. In the event that such shareholder approval is not obtained and the Company has fewer than 20,000,000 shares of Common Stock available for issuance hereunder (the difference between 20,000,000 shares and the number of shares authorized and available for issuance hereunder being referred to as the "Shortfall Stock"), then: (i) to the extent

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that Centro has paid for and is entitled to receive some or all of the Shortfall
Stock, the Company shall reimburse Centro for the payments made applicable to the Shortfall Stock, Centro shall be released from its duty to make payments with respect to the remaining Shortfall Stock, if any, and the Company shall be released from all obligations with respect to all Shortfall Stock; and (ii) to the extent that Centro has not paid for any Shortfall Stock, then Centro shall be only released from its duty to make payments applicable to the Shortfall
Stock and the Company shall be released from all obligations with respect to the Shortfall Stock.

      The Shares shall be reserved in an escrow arrangement with the Company's attorney and will be released to Centro and the Other Investors in accordance with the payment schedule set forth above."

4.    Section II. B Options shall be deleted in its entirety.

5. Section II. C shall be deleted in its entirety and replaced with the following:

"For all purposes hereof, including the obligation to purchase the 20,000,000 shares of Common Stock and 20,000,000 shares of Preferred share for $8,900,000 USD, the Investors shall divide the rights and obligations hereunder as follows:

      Centro Inmobiliario RyC, S.L.               37.5%

      MAPET International Foundation              37.5%

      FRONTIER STAR, S.L.                         10.0%

      INVERFAPE, S.A.                             10.0%

      Jeoeus Guirau, S.L.                         5.0%"

6. The references in Section II. D. to "four (4)" and "one of the four" shall be replaced with "five (5) " and "two of the five."

II. It is agreed and understood that Centro and the Other Investors have been given the opportunity to conduct and have conducted to their satisfaction all investigations of the Company and its affairs they have found necessary or appropriate in connection with their proposed investment in the Company. Accordingly, Centro and the Other Investors and their directors, officers, employees and agents (the "Releasing Parties") shall and hereby do release and promise not to sue the Company and its current directors, officers, employees and agents (the "Released Parties") from and against any and all claims the Releasing Parties may have with respect to disclosures made or alleged either
(a) to have been made or (i) not to have been made, but which should have been made, by the Released Parties to the Releasing Parties prior to the date hereof.


III. It is also agreed and understood that (a) Centro and the Other Investors shall and hereby do agree to vote in favor of approving the increase in the number of authorized shares of Common Stock referred to in Section II.A of the Subscription Agreement, as amended herein, and (b) any action by the Company to amend or modify this Agreement shall be effective only upon approval of such action by directors who are not affiliated in any way with Centro or the Other Investors.

IV. The Company shall amend its Articles of Incorporation as soon as reasonably practicable after the date hereof to modify the automatic conversion period relative to the Preferred shares issuable hereunder from three (3) years to five
(5) years.

V. This document is executed in English and Spanish; the English version being the only valid one for legal purposes but it is certified that the Spanish version is a legal translation of the original document in English.

VI. All other provisions of the Subscription Agreement shall remain in full force and effect. This Agreement may be executed in counterparts, all of which shall constitute one and the same Agreement.

      Effective as of: August 1, 2002.

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            Centro Inmobiliario RyC, S.L.


            By:   /s/ M. Mario Perez, Attorney-in-fact         8/1/02
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                     M. Mario Perez, Attorney-in-fact            Date


            For the Other Investors:

            By:   /s/ M. Mario Perez, Attorney-in-fact         8/1/02
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                     M. Mario Perez, Attorney-in-fact            Date


            US Data Authority, Inc.

            By:     /s/  Dominick F. Maggio                    8/1/02
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                     Dominick F. Maggio                          Date
                     President/CEO